Exhibit 2







                       AGREEMENT OF MERGER

                               AND

                     PLAN OF REORGANIZATION


                           BY AND AMONG


                            AXIOM INC.,


                       AV TECHNOLOGY, INC.,


                   INNOVATIVE DATA TECHNOLOGY


                               AND


                       THE SHAREHOLDERS OF
                   INNOVATIVE DATA TECHNOLOGY


                    Dated as of May 15, 1998


         AGREEMENT OF MERGER AND PLAN OF REORGANIZATION
         ----------------------------------------------


          THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION, dated as of May 15, 1998 (the "Agreement"), by and among Axiom Inc., a Delaware corporation ("Axiom"), AV Technology, Inc., a Delaware corporation ("Acquisition"), Innovative Data Technology, a California corporation ("IDT"), the individuals listed on the signature page hereto (each, a "Shareholder" and, collectively, the "Shareholders").


                       W I T N E S S E T H:

          WHEREAS, IDT presently owns and operates a business involving the manufacture and sale of telecommunications switch interface technology located in the State of California (the
"Business");

          WHEREAS, the Shareholders own all of the issued and outstanding capital stock of IDT;

          WHEREAS, the respective Boards of Directors of Axiom, Acquisition and IDT deem it advisable and in the best interest of each such corporation and their respective shareholders that IDT be merged with and into Acquisition pursuant to a corporate reorganization as described in sections 368(a)(1)(A) and 368(a)(2)(D) of the Code as provided herein and that the parties enter into certain related agreements on the terms set forth herein; and

          WHEREAS, certain terms used in this Agreement are defined in Section 13.1.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

                            ARTICLE I

                           THE MERGER

          1.1 The Merger. At the Effective Time of the Merger (as defined below), IDT shall be merged with and into Acquisition (the "Merger") upon the terms and conditions hereinafter set forth as permitted by and in accordance with Chapter 11 of the California General Corporation Law (the "CGCL") and Chapter I, Subchapter IX of the Delaware General Corporate Law ("DGCL"). Thereupon, the separate corporate existence of IDT shall cease and Acquisition, as the surviving corporation, shall continue to exist under and be governed by the DGCL. (Acquisition, as the surviving corporation, is sometimes referred to herein as the "Surviving Corporation.")

          1.2 Effects of the Merger. The Merger shall have the effects set forth in Section 1108 of the CGCL and Section 252 of the DGCL. The Merger shall take place substantially as described in the certificate of ownership and agreement and plan of merger attached as Exhibit A hereto (the "Certificate of Merger"), as adopted by the boards of directors and the shareholders of IDT and Acquisition, respectively, in accordance with Sections 1101 and 1201 of the CGCL and Section 252 of the DGCL.

    Acquisition will, on the Closing Date, file (i) with the Secretary of State of the State of California (the "California State Secretary") the Certificate of Merger in accordance with Section 1108(d) of the CGCL and (ii) with the Secretary of State of the State of Delaware (the "Delaware State Secretary") the Certificate of Merger in accordance with Sections 252 and 103 of the DGCL. As used in this Agreement, the "Effective Time of the Merger" shall be the time at which the Certificate of Merger is filed with both the California State Secretary and the Delaware State Secretary.

                             ARTICLE II

     CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS

          2.1 Certificate of Incorporation and By-Laws of the Surviving Corporation. The Certificate of Incorporation and By-Laws of Acquisition, as in effect immediately prior to the Effective Time of the Merger, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by law;
provided, however, that the name of the Surviving Corporation shall be AV Technology, Inc.

          2.2 Board of Directors. From and after the Effective Time of the Merger, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Acquisition at the Effective Time of Merger, each to serve until the expiration of the term for which such director was elected and until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal.

          2.3 Officers. From and after the Effective Time of the Merger, the officers of the Surviving Corporation shall consist of the officers of Acquisition at the Effective Time of the Merger, each to serve until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal.

                           ARTICLE III

                      CONVERSION OF SHARES

          3.1 Conversion of Acquisition Common Stock. At the Effective Time of the Merger, all of the eight thousand seven hundred ninety-nine (8,799) shares of the common stock of IDT, $1.00 par value (the "IDT Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger (including 5,490 shares under options to be exercised immediately prior to the Effective Time of the Merger) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for the "Merger Consideration Amount," which shall equal the Consideration Amount (as defined in Section 4.1) minus the Non-Competition Consideration Amount (as also defined in Section 4.1). The Merger Consideration Amount shall be paid in the aggregate as follows, and shall be allocated among the Shareholders in accordance with Schedule 3.1:

                    (a)  On the Closing Date (as defined below),
certificates evidencing One Million Two Hundred Ninety Thousand (1,290,000) shares (the "Merger Shares") of the common stock of Axiom, $0.01 par value (the "Axiom Shares") minus (ii) the Escrow Shares (which shall be deposited in Escrow as specified on Schedule 3.1 rather than delivered to the Shareholders) shall be issued to the Shareholders. For the purposes of this Agreement, the per share value of the Axiom Shares as of the date of the Effective Date of the Merger (the "Closing Date") shall be Four Dollars ($4.00).

                    (b)  On the Closing Date, an amount (the
"Merger Cash Consideration"), shall be paid by Axiom to the Shareholders by bank treasurer's check or wire transfer, equal to
(A) the Merger Consideration Amount minus the Merger Shares multiplied by Four Dollars ($4.00) per share, minus (B) the Escrow Amount, which shall be deducted as specified on Schedule
3.1 from the cash otherwise payable to Shareholders as part of the Merger Consideration.

                    (c) On the Closing Date, Axiom shall deposit the Escrow Amount by bank treasurer's check or wire transfer into the Escrow Account pursuant to the Escrow Agreement.

          3.2 Acquisition Common Stock. Each share of the common stock of Acquisition, $0.01 par value, issued and outstanding immediately prior to the Effective Time of the Merger shall remain outstanding without increase, decrease or modification.

          3.3 Dissenting Shares. Each Shareholder is entitled to dissent from, and obtain payment of the fair value of such shareholder's shares, under the CGCL, with regard to the consummation of the Certificate of Merger. Each Shareholder waives all dissenter's rights, and notice thereof, to which he is entitled under the CGCL, and agrees not to assert any such rights in connection with the Merger. Each Shareholder has executed the unanimous written consent of the Shareholders attached hereto as Exhibit C approving this Agreement and the transactions contemplated hereby.

                            ARTICLE IV

                          CONSIDERATION

          4.1 Consideration Amount. The "Consideration Amount" shall be equal to Six Million Eight Hundred and Fifty Thousand Dollars ($6,850,000), plus (i) the Closing Date Adjustment Amount (as defined below) (accordingly, if the Closing Date Adjustment Amount is a negative number, the Consideration Amount shall be reduced by such amount, while if the Closing Date Adjustment Amount is a positive number, the Consideration Amount shall be increased by such amount) and (ii) in the event that the Romania Adjustment Amount (as defined below) is a negative number, by twenty-five percent (25%) of the Romania Adjustment Amount, to a maximum reduction of Seven Hundred Fifty Thousand Dollars ($750,000), or, in the event that the Romania Adjustment Amount is a positive number, by twenty-five percent of the amount by which the Romania Adjustment Amount exceeds One Million Dollars ($1,000,000), to a maximum increase of One Hundred Fifty Thousand Dollars ($150,000).

    A portion of the Consideration Amount, to be designated the "Non-Competition Consideration Amount," shall equal Five
Hundred Thousand Dollars ($500,000).

          4.2  Closing Date Adjustment Amount.   The "Closing
Date Adjustment Amount" shall be equal to the Closing Date Book Value minus Four Million Dollars ($4,000,000). Accordingly, if the Closing Date Adjustment Amount is a positive amount, the Consideration Amount will be increased by such amount and, if the Closing Date Adjustment Amount is a negative amount, the Consideration Amount will be reduced by such amount. The "Closing Date Book Value" shall be equal to the shareholders' equity of IDT (on a consolidated basis with any Subsidiaries) on the Closing Date, determined in accordance with GAAP and practices applied on a basis consistent with prior years (except that the amount of inventory of IDT and the Subsidiaries as of the Closing Date shall be One Million Fifteen Thousand Four Hundred Seventy-One Dollars ($1,015,471)), and shall reflect accruals for the payments to Roger Williams, as set forth in
Section 5.22, and all other fees and expenses, legal and otherwise (including, without limitation, the costs of obtaining the financial statements contemplated by Section 8.6), incurred in connection with the transactions contemplated by this Agreement. The consolidated balance sheet of IDT and its Subsidiaries as of the Closing Date is hereafter referred to as the "Closing Balance Sheet." The Closing Date Book Value, for purposes of the closing of the transactions contemplated by this Agreement (the "Closing"), shall be estimated by IDT in its reasonable good faith. IDT shall notify Axiom of its estimate of the Closing Date Book Value at least five (5) Business Days prior to the Closing Date. The calculation of Closing Date Book Value shall not take into account any tax assets resulting from an FAS 109 computation or from any account receivable relating to taxes or a similar item. Any refund of federal or state income taxes paid by IDT for periods ending on or before the Closing shall be paid over by Axiom to the Shareholders' Agent as soon as practicable following receipt thereof by Axiom.

          4.3  Axiom's Closing Date Adjustment Amount.

                    (a)  Axiom's Closing Date Adjustment
Statement. As soon as possible following the Closing Date, but not more than sixty (60) days after the Closing Date, Axiom, at its expense, may cause to be prepared and provided to Shareholders' Agent (as defined in Section 8.5) a statement showing Axiom's calculation of the Closing Due Adjustment Amount (the "Axiom's Closing Date Adjustment Amount").

                    (b) Notice of Disagreement. Axiom's Closing Date Adjustment Amount shall become final and binding upon the parties unless the Shareholders' Agent gives written notice of disagreement with Axiom's Closing Date Adjustment Amount (a "Notice of Disagreement") to Axiom on or before thirty (30) days following the receipt by the Shareholders of Axiom's Closing Date Adjustment Amount. A Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted in respect of Axiom's Closing Date Adjustment Amount. During a period of ten (10) days following the receipt by Axiom of a Notice of Disagreement from the Shareholders, the parties shall attempt to resolve in writing any differences they may have with respect to the matters specified in the Notice of Disagreement. If at the end of the aforesaid ten (10) day period, the parties have reached written agreement with respect to all matters covered by a Notice of Disagreement, Axiom's Closing Date Adjustment Amount shall be adjusted to reflect such written agreement and shall become final and binding upon the parties hereto. If at the end of the aforesaid ten (10) day period, the parties have not reached written agreement with respect to all matters covered by a Notice of Disagreement, the matter or matters may be submitted by Axiom or the Shareholders' Agent to binding arbitration in accordance with Section 13.6 of this Agreement. The Closing Date Adjustment Amount as finally determined in accordance with this Section 4.3(b), by arbitration or otherwise, is referred to herein as the "Final Closing Date Adjustment Amount."

                    (c) Payment of Post-Closing Adjustments. If the Final Closing Date Adjustment Amount shall be less than the Closing Date Adjustment Amount estimated by IDT pursuant to
Section 4.2 hereof, then the difference shall be paid by the Shareholders to Axiom in cash or Axiom Shares in the same proportion that cash or Axiom Shares were part of the Consideration Amount. Such difference shall be paid first out of the Adjustment Escrow Amount and by returning Escrow Shares; then, if necessary, out of the remainder of the Escrow Amount, and by returning the remainder of the Escrow Shares, and then, if necessary, by the Shareholders who shall be liable for such amounts and return of such Axiom Shares, subject to the limitations set forth in the following proviso, in the same proportion as they received the Consideration Amount; provided, that Michael Moore, Frances Penfold and Dale Spencer shall be jointly and severally liable for such amounts and return of such Axiom Shares, but the liability of any other Shareholder shall not exceed such other Shareholders pro rata portion of the Merger Consideration. If the Final Closing Date Adjustment Amount shall be greater than the Closing Date Adjustment Amount estimated by IDT pursuant to Section 4.2 hereof, then the difference shall be paid to the Shareholders, pro rata based upon their share ownership, by Axiom, by bank treasurer's check or wire transfer. Such payment shall be due and owing within five (5) days after the parties agree to such amount or the amount is established by the Arbitrators. For purposes of determining the number of Axiom Shares to be returned to Axiom as a result of the determination of the Final Closing Date Adjustment Amount, such shares shall be treated as having a value of Four Dollars ($4.00) per share.

                    4.4  Romania Adjustment Amount.   The
"Romania Adjustment Amount" shall be equal to the Romania Sales Amount minus Three Million Dollars ($3,000,000). The "Romania Sales Amount" shall be equal to the dollar amount of orders placed in support of IDT's business in Romania on or before September 15, 1998 (the "Romania Calculation Date"). For purposes of Closing, the Romania Adjustment Amount, shall be estimated to be zero.

          4.5  Romania Adjustment Amount.

                    (a)  Axiom's Romania Adjustment Date
Statement. As soon as possible following the Romania Calculation Date, but not more than forty-five (45) days after the Romania Calculation Date, Axiom, at its expense, may cause to be prepared and provided to Shareholders' Agent (as defined in Section 8.5) a statement showing Axiom's calculation of the Romania Adjustment Amount (the "Axiom's Romania Adjustment Amount").

                    (b)  Notice of Disagreement--Romania.
Axiom's Romania Adjustment Amount shall become final and binding upon the parties unless the Shareholders' Agent gives written notice of disagreement with Axiom's Romania Adjustment Amount (a
"Notice of Disagreement--Romania") to Axiom on or before thirty
(30) days following the receipt by the Shareholders of Axiom's
Romania Adjustment Amount. A Notice of Disagreement--Romania shall specify in reasonable detail the nature of any disagreement so asserted in respect of Axiom's Romania Adjustment Amount.
During a period of ten (10) days following the receipt by Axiom of a Notice of Disagreement--Romania from the Shareholders, the parties shall attempt to resolve in writing any differences they may have with respect to the matters specified in the Notice of Disagreement--Romania. If at the end of the aforesaid ten (10) day period, the parties have reached written agreement with respect to all matters covered by a Notice of Disagreement--Romania, Axiom's Romania Adjustment Amount shall be adjusted to reflect such written agreement and shall become final and binding upon the parties hereto. If at the end of the aforesaid ten (10) day period, the parties have not reached written agreement with respect to all matters covered by a Notice of Disagreement--Romania, the matter or matters may be submitted by Axiom or the Shareholders' Agent to binding arbitration in accordance with
Section 13.6 of this Agreement. The Romania Adjustment Amount as finally determined in accordance with this Section 4.5(b), by arbitration or otherwise, is referred to herein as the "Final
Romania Adjustment Amount."

                    (c)  Payment of Romania Adjustments.  If the
Final Romania Adjustment Amount is a negative number, such amount shall be paid by the Shareholders to Axiom by releasing to Axiom such number of Romania Escrow Shares as equals in value, as determined below, the Final Romania Adjustment Amount; provided, that subsequent to such return, the remainder of the Romania Escrow Shares, if any, shall be released to the Shareholders. If the Final Romania Adjustment Amount is a positive amount, (i) such amount shall be paid to the Shareholders by bank treasurer's check or wire transfer, pro rata based upon their share ownership, by Axiom and (ii) all of the Romania Escrow Shares shall be released to the Shareholders, pro rata based upon their share ownership. For purposes of determining the number of Romania Escrow Shares to be returned to Axiom as a result of the determination of the Final Romania Adjustment Amount, such shares shall be treated as having a value of Four Dollars ($4.00) per share. All payments or releases of the Romania Escrow Shares pursuant to this Section 4.5(c) shall be made within three (3) days of the final determination of the Final Romania Adjustment Amount.

          4.6 Consideration For Noncompetition Agreement. On the Closing Date, Axiom shall pay, by bank treasurer's check or wire transfer (at the discretion of Axiom), to the Shareholders, as consideration for such Shareholders' entering into the noncompetition agreement set forth in Section 8.3 hereof, an aggregate of Five Hundred Thousand Dollars ($500,000) (the "Non-Competition Consideration Amount"), allocated among the
Shareholders as specified on Schedule 3.1.

                                ARTICLE V

     REPRESENTATIONS AND WARRANTIES OF IDT AND THE SHAREHOLDERS

          Except as specifically disclosed in this Agreement or any schedule attached hereto, IDT and the Shareholders hereby represent and warrant to Axiom and Acquisition as follows:

          5.1 Organization and Good Standing. IDT is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. IDT is duly qualified to do business as a foreign corporation in the jurisdictions specified in Schedule 5.1, which constitute all the jurisdictions in which such qualification is required. IDT has an authorized capital consisting of One Million Five Hundred Thousand (1,500,000) shares of IDT Common Stock, of which Three Thousand Three Hundred and Nine (3,309) shares are outstanding, all of which outstanding shares are validly issued, fully paid and non-assessable. In addition, outstanding options to purchase an additional Five Thousand Four Hundred And Ninety (5,490) shares of the IDT Common Stock will be exercised immediately prior to the Effective Time of the Merger. Except as set forth in this Section 5.1, no preferred stock is authorized or outstanding, and there are no options, warrants, rights, stockholder agreements or other instruments or agreements outstanding giving any Person the right to acquire any shares of capital stock of IDT or any Subsidiary or any other equity interest in IDT or any Subsidiary, nor are there any commitments to issue or execute any such option, warrants, rights, instruments or agreements. The minute books and stock records of IDT and each Subsidiary are complete and accurate and all signatures included therein are the genuine signatures of the persons whose signatures are required. IDT has delivered to Axiom true, correct and complete copies of the Articles of Incorporation or other organizational documents (certified by the Secretary of the State of California) and by-laws (certified by the secretary, assistant secretary or other appropriate officer) of IDT and each Subsidiary. Neither IDT nor any Subsidiary is in default under or in violation of any provision of its Articles of Incorporation or other organizational documents or its By-Laws.

          5.2 Authorization of Agreement. Each of IDT, the Subsidiaries and the Shareholders has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated by this Agreement or to be executed by such Person in connection with the consummation of the transactions contemplated by this Agreement (collectively, the "Seller Documents"), and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Seller Documents have been duly and validly executed and delivered by IDT, the Subsidiaries and the Shareholders and each other party thereto (other than Axiom and Acquisition) and (assuming the due authorization, execution and delivery by Axiom and Acquisition if a party thereto) this Agreement and each of the Seller Documents constitutes the legal, valid and binding obligations of IDT, the Subsidiaries, the Shareholders and each other party thereto (other than Axiom and Acquisition), enforceable against such Person in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.3 Subsidiaries and Joint Ventures. Except as disclosed on Schedule 5.3, there is no corporation or other entity in which IDT owns, directly or indirectly, a controlling interest or a majority of the outstanding shares or other equity interest issued by such corporation or entity (a "Subsidiary"), nor does IDT own any other capital stock, security, partnership interest or other interest of any kind, either direct or indirect, in any corporation, partnership, joint venture, association or other entity. Schedule 5.3 identifies the jurisdiction of incorporation or organization of each Subsidiary and the jurisdictions in which it is qualified to do business as a foreign corporation or entity. Each Subsidiary is qualified in all jurisdictions in which such qualification is required.

          5.4  Conflicts; Consents of Third Parties.

                    (a)  Neither the execution and delivery by
IDT, any Subsidiary or any Shareholder of this Agreement or any of the Seller Documents, the consummation by any of IDT, any Subsidiary or any Shareholder of the transactions contemplated hereby and thereby, nor compliance by IDT, any Subsidiary or any Shareholder with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the Articles of Incorporation or by-laws of IDT or any Subsidiary;
(ii) except as set forth on Schedule 5.4, conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any Contract to which IDT, any Subsidiary or any Shareholder is a party or by which any of them or any of their respective properties or assets is bound; (iii) violate any Law or Order of any Governmental Body by which IDT, any Subsidiary or any Shareholder is bound; or (iv) result in the creation of any Lien upon the properties or assets of IDT, any Subsidiary or any Shareholder.

                    (b)  Except as set forth on Schedule 5.4, no
waiver, Order or Permit, or declaration or filing with or notification to, any Person or Governmental Body is required on the part of IDT, any Subsidiary or any Shareholder in connection with the execution and delivery of this Agreement or any of the Seller Documents, the compliance by IDT, any Subsidiary or any Shareholder, as the case may be, with any of the provisions hereof or thereof, or the consummation of the Merger or the other transactions contemplated hereby.

          5.5 Officers, Directors; Bank Accounts. Schedule 5.5 is a correct and complete list of all directors of IDT and each Subsidiary, all officers of IDT and each Subsidiary, all bank accounts and safe deposit boxes of IDT and each Subsidiary and all persons authorized to sign checks drawn on such accounts and to have access to such safe deposit boxes.

          5.6 Ownership of IDT Common Stock. Each Shareholder owns that number of the outstanding shares of IDT Common Stock, or options to acquire shares of IDT Common Stock, as is set forth opposite the name of such Shareholder on Schedule 5.6 hereto.
The Shareholders own in the aggregate all of the outstanding shares of IDT Common Stock. Each Shareholder has good, marketable and unencumbered title to the shares owned by such Shareholder, free and clear of all liens, security interests, pledges, claims, options and rights of others.

          5.7 Financial Statements. The consolidated balance sheets of IDT and its Subsidiaries as at December 31, 1997, 1996 and 1995 (December 31, 1997 is hereafter referred to as the "Balance Sheet Date" and the balance sheet as at December 31, 1997 is hereafter referred to as the "Warranted Balance Sheet") and the related statements of income (loss) and cash flows for the fiscal years ended on the dates of such balance sheets, and all related schedules and notes to the foregoing, copies of all of which constitute Schedule 5.7, were prepared in accordance with GAAP and practices consistently applied throughout the periods reported upon and with past periods, and fairly and accurately present the consolidated financial position of IDT and its Subsidiaries as at the dates of such balance sheets, and the consolidated results of the operations and cash flows of IDT and its Subsidiaries for the periods ended on such dates. The financial statements for the three one year periods ended on December 31, 1997, 1996 and 1995, were audited by Arthur Andersen, independent accountants, whose reports are included with such financial statements. IDT has delivered to Axiom true and correct copies of all correspondence sent by all legal counsel for IDT and its Subsidiaries to the auditors which audited such financial statements in response to letters from IDT to such counsel requesting that such counsel supply the auditors with certain information regarding pending or threatened litigation, unasserted claims and other matters relevant to the auditors' audit of such financial statements.

          5.8 No Undisclosed Liabilities. Except as set forth on Schedule 5.8, neither IDT nor any of its Subsidiaries has any indebtedness, obligations or liabilities, whether related to tax or non-tax matters, known or unknown, due or not yet due, liquidated or unliquidated, fixed or contingent, or otherwise, except as and to the extent reflected in the Warranted Balance Sheet or in this Agreement or any Schedule.

          5.9  Actions since Balance Sheet Date; Shareholders'
Equity. There has been no Material Adverse Change since the Balance Sheet Date. Except as shown on Schedule 5.9, since the
Balance Sheet Date, neither IDT nor any Subsidiary:

                    (a)  has taken any action outside of the
ordinary and usual course of business;

                    (b)  has borrowed any money or become
contingently liable for any obligation or liability of others;

                    (c)  has failed to pay all of its debts and
obligations as they became due;

                    (d)  has incurred any debt, liability or
obligation of any nature to any party except for obligations arising from the purchase of goods or the rendition of services in the ordinary course of business;

                    (e)  has knowingly waived any right of
substantial value; and

                    (f)  has failed to use its best efforts to
preserve its business organization intact, to keep available the services of its employees, and to preserve its relationships with its customers, suppliers and others with whom it deals.

          5.10  Taxes.

                    (a)  "Taxes" shall mean any tax (whether
income, excise, customs, sales or use, value added, ad valorem, real or personal property, license, transfer, employment, social security or any other kind of tax or payment in lieu of tax no matter how denominated), or any assessment, levy, impost, withholding, or other governmental charge in the nature of a tax, and shall include all additions to tax, interest, penalties and fines with respect thereto; and "Returns" shall mean all reports, estimates, information statements and returns of any nature, including amended versions of any of the foregoing, relating to or required to be filed in connection with any Taxes pursuant to the statutes or regulations of any federal, state, local or foreign government taxing authority.

                    (b)  IDT and each Subsidiary has filed all
Returns that are required to be filed by it. All such Returns are or will be true, correct and complete in all material respects as of their respective filing dates. All Taxes for which IDT or any Subsidiary is or will be liable and that are due (including, without limitation, Taxes shown to be due on all filed Returns) have been paid, and all Taxes that are required to be withheld or collected by IDT or any Subsidiary have been duly withheld and collected and, to the extent required, have been paid to the appropriate governmental authority or properly deposited as required by applicable law, rule or regulation. The federal income tax returns of IDT and each Subsidiary for the year ended December 31, 1990 have been audited and accepted by the Internal Revenue Service.

                    (c)  No taxing authority has asserted or, to
the knowledge of IDT, any Subsidiary or any Shareholder, threatened to assert any adjustment, deficiency or assessment for any Taxes against IDT; to the knowledge of IDT, each Subsidiary and each Shareholder, no basis exists for any such adjustment, deficiency or assessment; and to the knowledge of IDT, each Subsidiary and each Shareholder, there is no audit or investigation pending or, to the knowledge of IDT, each Subsidiary and each Shareholder, threatened by any taxing authority with respect to any liability for Taxes of IDT or any Subsidiary, except that the Internal Revenue Service has notified IDT of its intention to audit the federal income tax returns of IDT and its Subsidiary for the year ended December 31, 1996, commencing on or about May 21, 1998, and the California Franchise Tax Board has audited the California income tax returns of IDT and its subsidiaries for the year ended December 31, 1993, but has not yet notified IDT of the results of that audit.

                    (d) Except as disclosed on Schedule 5.10(d), Neither IDT nor any Subsidiary has any taxable income or gain that may be reportable for a period ending after the Closing, but which is attributable to a transaction occurring, or a change in accounting method made for a period ending, at or prior to the Closing, which may result in deferred reporting of income or gain from such transaction or from such change in accounting method.

                    (e)  There are no currently outstanding
requests made by IDT or any Subsidiary for tax rulings, determinations or information that could affect the Taxes of IDT or any Subsidiary.

                    (f)  Schedule 5.10(f) discloses all Returns
filed with respect to IDT or any Subsidiary for taxable periods ending on or after December 31, 1995, and all Returns (if not for taxable periods) filed since January 1, 1996. IDT has delivered to Axiom complete and accurate copies of all such Returns.

                    (g) Neither IDT nor any Subsidiary has been obligated to deduct and withhold Taxes under Section 1441 of the Code.

                    (h)  No consent under Section 341(f) of the
Code has been filed with respect to IDT or any Subsidiary.

                    (i)  Neither IDT nor any Subsidiary is a
party to any agreement or arrangement that would result in the payment of any "excess parachute payment" within the meaning of
Section 280G of the Code.

                    (j)  IDT is not a member of a consolidated
group of corporations for federal income tax purposes.

                    (k)  IDT is not required to file, and has
never filed, Tax Returns with any foreign governmental taxing authority, except with respect to (i) Innovative Data Technology International, which is a wholly subsidiary of IDT, is a Foreign Sales Corporation, for federal income tax purposes, and is incorporated in Guam and (ii) Belgian Tax Returns, which were filed for the period during which IDT maintained an office in Belgium.

                    (l)  IDT has not disposed of any of its
assets either in contemplation of the transaction described herein, or in the 6 months preceding execution of this Agreement, except in the ordinary course of business.

          5.11 Real Property. Neither IDT nor any Subsidiary has any right, title or interest in, or any obligation or duty relating to, any real estate or real property, except for its interest as a tenant, lessee, subtenant or sublessee under the leases disclosed on Schedule 5.11 (the "Leases"). With respect to the lease to the premises at 15092 Avenue of Science, San Diego, California (the "Assumed Lease")

                    (a) IDT has delivered to Axiom a correct and complete copy of the Assumed Lease;

                    (b)  The Assumed Lease is in full force and
effect and has not been modified, supplemented or amended in any way;

                    (c)  Neither the landlord under the Assumed
Lease nor IDT is in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification or acceleration of the assumed Lease;

                    (d)  The term of the Assumed Lease commenced
on August 15, 1997, and shall expire on August 15, 2000;

                    (e)  IDT has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the Assumed Lease or the leasehold thereof; and

                    (f)  All amounts due and payable under the
Assumed Lease, as of the date hereof, have been, and, as of the Closing Date, will be, paid in full.

          5.12  Personal Property.

                    (a)  IDT or a Subsidiary has good, valid and
marketable title to all of the tangible personal property disclosed on Schedule 5.12(a), all of which is owned by such entity, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of every kind, except for the security interest in favor of Dale A. Spencer, which will be released at Closing pursuant to the documents attached to Schedule 5.12(a). All equipment, furniture and fixtures, and other tangible personal property used by IDT or any Subsidiary in its business is in good operating condition and repair and does not require any repairs other than normal routine maintenance to maintain such property in good operating condition and repair.

                    (b) Schedule 5.12(b) contains a complete and correct list of each trademark, trade name, logo, service mark, copyright, patent, pending patent application, shopright, item of know-how, trade secret, computer program and item of computer software and the like and other items commonly known as intellectual property (collectively, the "Intellectual Property") owned or used by IDT and the Subsidiaries, including without limitation the names "Innovative Data Technology," "Innovative Data Technology International" and "IDT-Alston," which are the only names used by IDT or the Subsidiaries in the operation of the Business, as well as all registrations thereof and pending applications therefor, and each license or other agreement relating thereto. Except as set forth on Schedule 5.12(b), each of the foregoing is owned by the party shown on such Schedule as owning the same, free and clear of all Liens and is in good standing and does not conflict with the rights of any other Person. There have been no claims made and neither IDT nor any Subsidiary has received any notice that any of the foregoing is invalid or conflicts with the asserted rights of others. IDT or a Subsidiary possesses all patents, patent licenses, trade names, trademarks, service marks, brand marks, brand names, copyrights, know-how, formulae and other proprietary and trade rights necessary for the conduct of its business as now conducted, not subject to any restrictions and without any conflict with the rights of others and neither IDT nor any Subsidiary has forfeited or otherwise relinquished any such patent, patent license, trade name, trademark, service mark, brand mark, brand name, copyright, know-how, formulae or other proprietary right necessary for the conduct of its business as conducted on the date hereof. Neither IDT, any Subsidiary nor any Affiliate of either is under any obligation to pay any royalties or similar payments. IDT and the Subsidiaries are the registered owners of the United States and foreign Patents listed opposite their respective names on
Schedule 5.12(b) and have applications pending with the U.S. Patent Office for the patents listed opposite their respective names on Schedule 5.12(b) as being patents pending. No Shareholder has any knowledge of any adverse claim of any kind with respect to any of such patents or patent applications, nor does any Shareholder have any knowledge, or reason to know, that a patent will not issue on any such patent application. No process used by IDT or any Subsidiary or any product manufactured or sold by IDT or any Subsidiary infringes upon any patent, patent application, trademark or trade name of any other party. In the last ten (10) years, neither IDT nor any Subsidiary has done business at any address other than the following addresses:
15092 Avenue of Science, San Diego, California; 5340 Eastgate Mall, San Diego, California.

          5.13 Material Contracts. Schedule 5.13 sets forth all Contracts to which IDT or any Subsidiary is a party or by which it is bound, including, without limitation: (i) Contracts with any Shareholder (or any Affiliate of any Shareholder) or any current or former officer or director of IDT; (ii) Contracts with any labor union or association representing any employee of IDT or any Subsidiary; (iii) Contracts pursuant to which any Person is required to purchase or sell a stated portion of its requirements or output from or to another Person; (iv) Contracts for the sale or lease (as lessor or lessee) of any real or personal property whether or not in the ordinary course of business or for the grant to any Person of any preferential rights to purchase any of its assets; (v) partnership or joint venture agreements; (vi) Contracts containing covenants of IDT, the Subsidiaries or any Affiliate of either not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with IDT, the Subsidiaries or any Affiliate of either in any line of business or in any geographical area; (vii) Contracts relating to the acquisition by IDT or any Subsidiary of any operating business or the capital stock of any other Person; (viii) customer contracts or (ix) Contracts relating to the borrowing of money. There have been made available to Axiom true and complete copies of each of the Contracts. Except as set forth on Schedule 5.13, each of the Contracts and other agreements is in full force and effect and is the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on
Schedule 5.13, neither IDT nor any Subsidiary is in default under any Contract, nor, to the knowledge of any Shareholder, is any other party to any Contract in default thereunder in any material respect.

          5.14  Labor, Employment Contracts and Employee Benefit
Plans.  Except as disclosed on Schedule 5.14:

                    (a)  Neither IDT nor any Subsidiary is a
party to any written or oral employment agreement, consulting agreement, personal service agreement or agreement with any independent contractor, and there are no actual or threatened controversies related to or arising out of any such existing or alleged agreements. Neither IDT nor any Subsidiary is a party to any pending or threatened labor dispute. IDT and each Subsidiary has performed all obligations, given all notices and obtained all consents necessary under such agreements to consummate this Agreement.

                    (b)  Neither IDT nor any Subsidiary is a
party to any collective bargaining agreement. With respect to employees of IDT and its Subsidiaries none of the following events or circumstances exists and none is threatened: a controversy, a claim of illegal or improper conduct or activities, an unresolved grievance or charge of unfair labor practice, an arbitration proceeding or a union organizing effort. Neither IDT nor any Subsidiary has received notice of any claim that it has not complied with any applicable law or regulation relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, retirement plans, health and welfare plans, equal employment opportunity, employment discrimination and employment safety, or that IDT or any Subsidiary is liable for any arrears of wages or any taxes or penalties or interest for failure to comply with any of the foregoing. Neither IDT nor any Subsidiary has been the subject of any organizational efforts by any labor organizing, strike, work stoppage, "sickout" or picketing by any group of persons (whether or not employees).

                    (c)  IDT and each Subsidiary has complied in
all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other laws relating to the employment of labor or provision of employee benefits, including any provisions thereof relating to wages, hours, benefits, pensions, safety, discrimination, the filing of all reports and forms required to be filed with state or federal agencies, collective bargaining, recognition and dealing with labor organizations, and the payment of social security and unemployment compensation taxes, the withholding of income tax, and the payment and withholding of similar taxes. Neither IDT nor any Subsidiary is liable for any arrearages of wages, taxes, benefit payments or contributions, or penalties or interest for failure to comply with any of the foregoing.

                    (d)  There is no employee benefit plan that
IDT or any Subsidiary maintains or to which it contributes, except as disclosed in Schedule 5.14. Each employee benefit plan disclosed in Schedule 5.14, and each related trust, insurance contract or fund, complies in form and in operation with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws. IDT has never maintained, sponsored or contributed to an employee pension plan that is or was subject to Title IV of ERISA.

                    (e)  All reports and descriptions (including
Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and Summary Plan Descriptions) required of IDT or any Subsidiary with respect to each employee benefit plan disclosed in Schedule 5.14 have been timely filed or distributed in compliance with the requirements of applicable law. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each such employee benefit plan which is an employee benefit plan described in Section 3(l) of ERISA.

                    (f)  All contributions (including all
employer contributions and employee salary reduction contributions) which may be required to be made in accordance with the employee benefit plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been or will be timely paid to each employee benefit plan disclosed in Schedule 5.14 for all periods ending on or before the Closing; contributions which are not yet due have been paid to each such employee benefit plan or accrued in accordance with the past custom and practice of IDT. All premiums or other payments for all periods ending on or before the date hereof have been paid with respect to each such employee benefit plan that is described in Section 3(l) of ERISA.

                    (g)  Each employee benefit plan disclosed in
Schedule 5.14 that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code satisfies the requirements of Section 401(a) of the Code and has received a favorable determination letter from the Internal Revenue Service.

                    (h)  There have been no prohibited
transactions (as defined in ERISA Section 406 and Section 4975 of the Code) with respect to any employee benefit plan. No fiduciary (as defined in ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any employee benefit plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any employee benefit plan (other than routine claims for benefits) is pending or, to the knowledge of IDT, any Subsidiary or any Shareholder, threatened. To the knowledge of IDT, each Subsidiary and each Shareholder, there is no basis for any such action, suit, proceeding, hearing or investigation.

                    (i)  IDT does not maintain, has never
maintained, and does not contribute to, has never contributed to, and never has been required to contribute to, and no Subsidiary maintains, has ever maintained, contributes to, has ever contributed to or has ever been required to contribute to, to any employee benefit plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Section 4980B of the Code). No person who is not a current or former employee (or a beneficiary thereof) of IDT or any Subsidiary participates or is entitled to any benefits under any plan disclosed on Schedule 5.14.

                    (j) Except as set forth on Schedule 5.14(j), neither IDT nor any Subsidiary has any obligation, whether legal or otherwise, to pay to any of its current or former employees, directors, officers or advisors, any salary, fringe benefit or premium, or to offer any Person employment after the Closing Date. To the knowledge of IDT, the Subsidiaries or Shareholders, neither IDT nor any Subsidiary has any obligations or liabilities arising from the termination or cancellation of any employment agreements in effect on or prior to the Closing Date. Except as required by law, neither IDT nor any Subsidiary is a party to any employment or consulting agreement, whether written or oral, which cannot be terminated upon notice of thirty
(30) days or less without penalty or premium.

          5.15  Environmental Matters.

                    (a)  Each of the Leased Properties and any
properties to which IDT or any Subsidiary held title during the last five (5) years (collectively, the "Real Properties"), and all activities thereon comply and for the past five (5) years have complied in all respects with all applicable foreign, federal, state and local statutes, ordinances, regulations, rules, orders and requirements of common law concerning the protection of human health, safety or the environment, including, without limitation, those concerning discharges to the air, soil, surface water or groundwater and concerning the generation, storage, treatment, disposal or remediation of any waste or any Hazardous Substances (as defined below) (collectively, "Environmental Law").

                    (b)  No Contamination is present in, on or
under any of the Real Properties or, to IDT's knowledge or the knowledge of its Subsidiaries or of any Shareholder, on any property abutting any of the Real Properties. "Contamination" shall mean the presence of Hazardous Substances that may require remediation under any Environmental Law. "Hazardous Substances" shall mean materials that are or contain "hazardous substances," "pollutants or contaminants," as defined pursuant to any Environmental Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. $$9601 et seq., as amended, "regulated substances" as defined pursuant to any Environmental Law, including, without limitation, Subtitle I of the Resource Conservation and Recovery Act, 42 U.S.C. $$6991-6991(I), as amended, or any hazardous materials, toxic substances, hazardous wastes, or other substances regulated pursuant to any Environmental Law.

                    (c)  None of the following is present in, on
or under any of the Real Properties: polychlorinated biphenyls ("PCBs") or substances containing PCBs; asbestos or materials containing asbestos; radon exceeding the action level established by the U.S. Environmental Protection Agency ("EPA"); urea formaldehyde foam insulation; or Hazardous Substances storage tanks.

                    (d)  Neither IDT nor any Subsidiary nor any
Shareholder has been notified by any governmental authority, agency or third party of, or has knowledge of, any violation, either existing or future due to lapse of time or failure to take curative action, by IDT or any Subsidiary of, or any liability of or any condition that could give rise to, any liability of IDT or any Subsidiary under, any Environmental Law. No civil, criminal or administrative action, claim, or other legal proceeding pursuant to any Environmental Law has been filed against IDT or any Subsidiary, or is anticipated or threatened. Neither IDT nor any Subsidiary nor any Shareholder has entered into any consent order, consent decree, administrative order, judicial order or settlement pursuant to any Environmental Law.

                    (e)  Schedule 5.15 discloses a correct and
complete list of all of the registrations by IDT and any Subsidiary with, licenses from, or permits or other approvals issued by, governmental agencies pursuant to any Environmental Law (collectively, "Approvals"), copies of which have been delivered to Axiom. The Approvals listed on Schedule 5.15 are all Approvals that are necessary to conduct the business of IDT or any Subsidiaries in compliance with Environmental Laws, are in full force and effect, and all fees payable in connection therewith have been paid. Neither the execution and delivery of this Agreement nor any of the transactions contemplated herein will cause any of the Approvals to be invalidated, violated or otherwise adversely affected.

                    (f)  IDT has delivered to Axiom copies of
all: (a) applications, reports or other materials submitted to any governmental agency by or on behalf of IDT or any Subsidiary in compliance with Environmental Law; (b) records or manifests required to be maintained by IDT or any Subsidiary pursuant to Environmental Law; (c) notices of violation, summonses, orders, complaints or other documents received by or on behalf of IDT or any Subsidiary relating to compliance with or liability under Environmental Law or the discharge, emission or release of any Hazardous Substances at, affecting or in any way relating to the Real Properties; and (d) records of analyses of any environmental tests pertaining to the Real Properties, including, without limitation, the results of any air, water or soil analyses, tank integrity testing, or radon testing.

                    (g)  All chemical substances contained in
products sold by IDT or any Subsidiary are on the inventory list promulgated under the Toxic Substances Control Act, 15 U.S.C. $$2601 et seq., as amended ("TSCA"), or are the subject of a premanufacturing notice filed with the EPA under TSCA. Schedule
5.15 discloses an accurate list of all premanufacturing notices filed by IDT or any Subsidiary with the EPA. Neither IDT nor any Subsidiary has filed or been under a duty to file any reports required by Section 8(h) of TSCA.

                    (h)  Schedule 5.15 discloses a correct and
complete listing of all facilities at which: (i) IDT or any Subsidiary has generated, treated, stored or disposed of Hazardous Substances; or (ii) any third party under contract with IDT or any Subsidiary generates, treats, stores or disposes of or has generated, treated, stored or disposed of Hazardous Substances received from IDT or any Subsidiary.

                    (i)  The generation, treatment, storage,
transportation or disposal by or on behalf of IDT or any Subsidiary of any Hazardous Substance was and is in compliance with Environmental Law applicable at the time of such generation, treatment, storage, transportation or disposal. Neither any facility at which such Hazardous Substances were or are generated, treated, stored or disposed of nor any of the Real Properties, has been or is the subject of any listing by any governmental body or agency as a targeted hazardous site under any Environmental Law. No legal action under any Environmental Law has been brought against IDT or any Subsidiary or any Real Property by any governmental body, agency or third party, including, without limitation, any action relating to violations of or liability under any Environmental Law or the performance of any removal or remedial action pursuant to any Environmental Law.

                    (j)  Nothing has occurred prior to the date
of this Agreement, and nothing will occur prior to the Closing Date, that could give rise to expenditures by, and/or the filing of any lien by any governmental authority against, IDT or any Subsidiary or any of the Real Properties pursuant to any Environmental Law.

                    (k)  Neither IDT, any Subsidiary nor any
Shareholder is required to obtain any consent or approval or file or record any environmental disclosure statement under any Environmental Law in connection with the transactions contemplated by this Agreement for any of the Properties or with respect to any Hazardous Substances.

                    (l)  Neither IDT nor any Subsidiary has
retained or assumed, either contractually, by operation of law or otherwise, the liability of any other Person under any Environmental Law.

          5.16 Litigation. Except as set forth in Schedule 5.16, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of IDT, the Subsidiaries and each Shareholder, threatened against IDT or any Subsidiary (or to the knowledge of IDT, the Subsidiaries and each Shareholder, pending or threatened, against any of the officers, directors or key employees of IDT or any Subsidiary with respect to their business activities on behalf of IDT or any Subsidiary), or to which IDT or any Subsidiary is otherwise a party, before any court, or before any Governmental Body; nor, to the knowledge of IDT, the Subsidiaries and each Shareholder, is there any reasonable basis for any such action, proceeding, or investigation. Neither IDT nor any Subsidiary is subject to any judgment or Order of any Governmental Body and neither IDT nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.

          5.17 Compliance with Laws. IDT and each Subsidiary possesses all Permits of and from all Governmental Bodies necessary to own or lease its respective properties and assets and to conduct the business in which it is engaged. Except as set forth on Schedule 5.17, no proceeding has been threatened or commenced which seeks to, or could reasonably be anticipated to, cause the suspension, modification, revocation or withdrawal of any Permit. IDT and each Subsidiary is currently, and at all times has been, in material compliance with all Laws applicable to it. Neither IDT nor any Subsidiary has received any written or oral communication alleging that either IDT or any Subsidiary or the operations thereof may be in violation of any Law or any Permit, or may have any liability under any Law.

          5.18 Insurance. Schedule 5.18 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering IDT, each Subsidiary and any of their respective employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect and neither IDT nor any Subsidiary is in default of any provision thereof. Neither IDT nor any Subsidiary has received notice from any issuer of any of such policies of such issuer's intention to cancel or refusal to renew any policy issued by it.

          5.19 Related Party Transactions. Except as set forth on Schedule 5.19, neither IDT nor any Subsidiary has borrowed any moneys from and has no outstanding indebtedness or other similar obligations to a Shareholder or any of their respective Affiliates. Except as set forth on Schedule 5.19, since the Balance Sheet Date, neither IDT nor any Subsidiary has made any payments in cash or otherwise (as a dividend, other distribution or otherwise), or made any loans to an Affiliate and has not entered into any agreements with any Affiliate. Except as set forth on Schedule 5.19, none of IDT or any Subsidiary, or any of their respective officers, employees or Affiliates (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of IDT or any Subsidiary, (B) engaged in a business related to the business of either IDT or any Subsidiary or (C) a participant in any transaction to which either IDT or any Subsidiary is a party or
(ii) is a party to any Contract or transaction with either IDT or any Subsidiary.

          5.20  Year 2000 Warranty.  Except as set forth on
Schedule 5.20, IDT and the Subsidiaries' computer programs and software (collectively called "Software") and all updates thereto will correctly handle the change of the century in a standard and compliant manner, including the year 2000 and beyond as well as the leap year and the absence of leap year, and will operate accurately in all respects with respect to date related operations. For purposes of this Agreement, compliance with the foregoing shall mean that the Software will operate and correctly process such that (i) calculations using dates execute utilizing a four digit year, (ii) the Software functionality, including but not limited to, entry, inquiry, maintenance, update and display (whether on-line, batch or otherwise) shall support four digit year processing, (iii) interfaces and reports shall support four digit year processing, (iv) successful transition to the year 2000 using the correct system date shall occur without human intervention, (v) after transition to the year 2000, processing with a four digit year shall occur without human intervention,
(vi) all leap years shall be calculated correctly, (vii) correct results shall be produced in forward and backward date calculations spanning century boundaries, including the conversion of previous years currently stored as two digits, and
(viii) the Software complies with industry standards regarding the change of the century and year 2000 compliance.

          5.21 No Misrepresentation. No representation or warranty of IDT, any Subsidiary or any Shareholder contained in this Agreement or in any schedule hereto or in any certificate or other agreement or instrument furnished by IDT, any Subsidiary or any Shareholder to Axiom or Acquisition pursuant to the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There are no material facts relating to IDT or any Subsidiary or the Business the Assets that have not been disclosed in writing to Axiom.

          5.22 Financial Advisors. No Person, other than Roger Williams, has acted, directly or indirectly, as a broker, finder or financial advisor for IDT, any Subsidiary or any Shareholder in connection with the transactions contemplated by this Agreement and no Person, other than Roger Williams, is entitled to any fee or commission or like payment in respect thereof.

          5.23  Securities Representations.

                    (a)  Each Shareholder is a resident of the
state set forth opposite such Shareholder's name on Schedule 5.23, and Michael L. Moore, Frances Penfold and Dale A. Spencer are "accredited investors" as that term is in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "1933 Act").

                    (b) Each Shareholder has read the Securities Reports. Axiom has made available to each Shareholder all documents that the Shareholders have requested relating to the Axiom Shares, and has provided answers to all of Shareholders' questions concerning the Axiom Shares. In addition, Shareholders have had an opportunity to discuss the Axiom Shares with representatives of Axiom and to ask questions of them. Without limiting the foregoing, each Shareholder understands and acknowledges that neither Axiom, Acquisition nor anyone acting on the behalf of either has made any representations or warranties other than those contained herein respecting Axiom or the future conduct of Axiom's business or of IDT's business, and no Shareholder has relied upon any representations or warranties other than those contained herein in the belief that they were made on behalf of Axiom.

                    (c) Each Shareholder recognizes that receipt of Axiom Shares involves certain risks, including without limitation those set forth in the Registration Statement on Form
S-1 that is one of the Securities Reports, and has sufficient knowledge to understand all such risks.

                    (d)  Each Shareholder is acquiring the Axiom
Shares to be issued to such Shareholder without a view to any distribution or resale thereof, other than a distribution or resale that, in the opinion of counsel, which opinion is satisfactory to Axiom, may be made without violating the registration provisions of the 1933 Act or applicable securities laws of the jurisdiction in which such Shareholder resides. The Axiom Shares to be acquired by the Shareholders are "restricted securities" within the meaning of Rule 144 under the 1933 Act and have not been registered under the 1933 Act and therefore must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from registration is available.

                    (e)  Each Shareholder understands that there
shall be endorsed on the certificate evidencing the Axiom Shares delivered contemporaneously herewith a legend substantially similar to the following:

                    "THE SHARES EVIDENCED BY THIS CERTIFICATE
                    HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE 1933 ACT'), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND ARE RESTRICTED SECURITIES' AS DEFINED BY RULE 144 UNDER THE 1933 ACT. THE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THE SHARES UNDER THE 1933 ACT, OR IN LIEU THEREOF, AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE ISSUER OF THE SHARES, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACTS."

                    (f)  Each Shareholder acknowledges that (i)
such Shareholder is at least 21 years of age, (ii) such Shareholder has adequate means of providing for his current needs and personal contingencies, (iii) such Shareholder has no need for liquidity in the Axiom Shares acquired in connection herewith, (iv) such Shareholder maintains his domicile and is not a transient or temporary resident at the address shown below and
(v) all of such Shareholder's investments in and commitments to non-liquid assets and similar investments are, and after such Shareholder's receipt of the Axiom Shares, will be, reasonable in relation to such Shareholder's net worth and current needs.

                    (g)  Each Shareholder understands that the
Axiom Shares are being issued in reliance on specific exemptions from the registration requirements of Federal and state securities laws and that Axiom and the principals and controlling persons thereof are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings set forth herein in order to determine the applicability of such exemptions and the suitability of such Shareholder to acquire Axiom Shares.

                           ARTICLE VI

     REPRESENTATIONS AND WARRANTIES OF AXIOM AND ACQUISITION

          Axiom and Acquisition hereby jointly and severally represent and warrant to IDT that:

          6.1  Organization and Good Standing.  Each of Axiom and
Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          6.2 Authorization of Agreement. Each of Axiom and Acquisition has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Axiom or Acquisition in connection with the consummation of the transactions contemplated hereby and thereby (the "Axiom Documents"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Axiom and Acquisition of this Agreement and each Axiom Document have been duly authorized by all necessary corporate action on behalf of Axiom and Acquisition. This Agreement and each Axiom Document has been duly executed and delivered by Axiom and Acquisition and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each Axiom Document when so executed and delivered constitute the legal, valid and binding obligations of Axiom and Acquisition, enforceable against Axiom and Acquisition in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          6.3 Conflicts; Consents of Third Parties.

                    (a)  Except as set forth on Schedule 6.3
hereto, none of the execution and delivery by Axiom and Acquisition of this Agreement and of the Axiom Documents, the consummation by Axiom and Acquisition of the transactions contemplated hereby and thereby or compliance by Axiom and Acquisition with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or by-laws of Axiom or Acquisition,
(ii) conflict with, violate, result in the breach or termination of, constitute a default under, or give rise to any right of acceleration under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Axiom or Acquisition is a party or by which Axiom or Acquisition or their properties or assets is bound or (iii) violate any Law or Order of any Governmental Body by which Axiom or Acquisition is bound.

                    (b)  Except as set forth on Schedule 6.3, no
waiver, Order or Permit of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Axiom or Acquisition in connection with the execution and delivery of this Agreement or the Axiom Documents or the compliance by Axiom or Acquisition with any of the provisions hereof or thereof, or the consummation of the Merger or the other transactions contemplated hereby or thereby.

          6.4 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Axiom or Acquisition in connection with the transactions contemplated by this Agreement and no person is entitled to any fee or commission or like payment in respect thereof.

          6.5 No Misrepresentation. No representation or warranty of Axiom or Acquisition contained in this Agreement or in any schedule hereto or in any certificate or other agreement or instrument furnished by Axiom or Acquisition to any Shareholder pursuant to the terms hereof (including, without limitation, the Securities Reports) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

          6.6 Securities Representations. Axiom shall, for a period of two (2) years following Closing, file such reports and other information referenced in Rule 144(c) under the Securities Act as is necessary to allow Shareholders to sell their Axiom Shares pursuant to Rule 144 under the Securities Act.

          6.7 Financial Statements. The consolidated balance sheets of Axiom and its Subsidiaries as at September 30, 1997 and December 31, 1997 (the December 31, 1997 balance sheet is hereafter referred to as the "Axiom Warranted Balance Sheet") and the related statements of income (loss) and cash flows for the fiscal years ended on the date of such balance sheets, and all related schedules and notes to the foregoing, were prepared in accordance with GAAP and practices consistently applied throughout the periods reported upon and with past periods, and fairly and accurately present in all material respects the consolidated financial position of Axiom and its Subsidiaries as at the date of such balance sheets, and the consolidated results of the operations and cash flows of Axiom and its Subsidiaries for the periods ended on such dates. The financial statements for the one year period ended on September 30, 1997 were audited by Arthur Andersen, independent accountants, whose reports are included with such financial statements.

          6.8 Litigation. Except as set forth in Schedule 6.8, there is no suit, action, proceeding, investigation, claim or order pending or, to the knowledge of Axiom, threatened, against Axiom or any Subsidiary, or to which Axiom or any Subsidiary is otherwise a party, before any court, or before any Governmental Body; nor, to the knowledge of Axiom, is there any reasonable basis for any such action, proceeding, or investigation. Neither Axiom nor any Subsidiary is subject to any judgment or Order of any Governmental Body and neither Axiom nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.

                            ARTICLE VII

   CONTINUATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

          All representations and warranties made in this Agreement shall survive the consummation of the transactions provided for in this Agreement for a period of time equal to the applicable statutes of limitations. Each warranty and representation contained herein is independent of all other warranties and representations contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any warranties or representations contained herein shall not be construed as exceptions or qualifications to any other warranty or representation. No such representation or warranty shall be deemed to have been waived, affected or impaired by any investigation made by any party to this Agreement.


                           ARTICLE VIII

                            COVENANTS

          8.1 Subsequent Disclosure; Effect of Investigation. Axiom on the one hand and IDT and Shareholders on the other shall be entitled and obligated from the effective date hereof through Closing to disclose to each other any matters coming to the attention of either of them that may be inconsistent with such party's representations and warranties contained in Article V of this Agreement. At any time subsequent to such disclosure and prior to Closing, Axiom or IDT and the Shareholders, as applicable, may, at such party's option upon determining in such party's reasonable discretion that the information so disclosed is materially adverse to the interests of such party, elect to terminate this Agreement because of such subsequent disclosure. If either party so elects, all further obligations of Axiom, IDT and Shareholders under this Agreement shall terminate without further liability of Axiom to IDT or Shareholders on the one hand, or of IDT or Shareholders to Axiom on the other. Axiom and the Shareholders agree that no investigation by Axiom, Acquisition, IDT or any Shareholder prior to or after the date of this Agreement shall diminish or obviate any of the material representations, warranties, covenants or agreements of any Axiom, Acquisition, IDT or any Shareholder contained in this Agreement or the Seller Documents.

          8.2 Preservation of Records. Subject to Section 8.7 hereof (relating to the preservation of Tax records), the Shareholders and Axiom agree that each of them shall preserve and keep the records held by them relating to the business of IDT and the Subsidiaries for a period of three years from the date hereof and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of IDT or Axiom or any of their respective Affiliates or in order to enable the Shareholders or Axiom to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. In the event either any Shareholder or Axiom wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

          8.3  Noncompetition Agreement.

                    (a)  Duration and Extent of Noncompetition
Agreement. For a period of two (2) years from the date hereof, no Shareholder shall (as principal, partner, director, officer, agent, employee, consultant or otherwise) directly or indirectly engage in (except as an employee or consultant of Axiom or an Affiliate of Axiom), or directly or indirectly be financially interested in, any business that is engaged in the business of designing manufacturing or selling of devices that interface with telecommunications switches or similar devices anywhere in the world. Nothing in the foregoing sentence shall be deemed, however, to prevent a Shareholder from owning securities of Axiom, or of any other publicly-owned corporation engaged in any such business, provided that the total amount of securities of each class owned by any Shareholder in any such other publicly-owned corporation does not exceed five percent (5%) of the outstanding securities of such class.

                    (b)  Remedies for Breach.  The Shareholders
acknowledge that the restrictions contained in Section 8.3(a) are reasonable and necessary in order to protect Axiom's legitimate interests and that any violation thereof would result in irreparable injury to Axiom. The Shareholders therefore acknowledge and agree that, in the event of any violation thereof, Axiom shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Axiom may be entitled. Each Shareholder shall be liable solely for the breach, if any, by such Shareholder of the restrictions contained in Section 8.3(a). In the event that Section 8.3(a) above is held to be in any respect an unreasonable restriction upon the any Shareholder, then the court so holding may reduce the territory to which it pertains and/or the period of time in which it operates, or effect any other change to the extent necessary to render such subparagraph enforceable by said court.

                    (c)  Extension of Noncompetition Agreement.
In the event of any breach or violation of the restriction contained in Section 8.3(a) above, the period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

          8.4  Cooperation with Respect to Returns.

                    (a)  Shareholders shall prepare, or cause to
be prepared, and file, or cause to be filed, all Returns for IDT for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The preparer of the Return shall permit Axiom to review and comment on any such Returns described in the preceding sentence prior to filing and shall make such Returns available to Axiom at least 15 days prior to their respective due dates. Shareholders shall pay all Taxes due with respect to the filing of such Returns.

                    (b)  Axiom or Acquisition shall prepare, or
cause to be prepared, and file, or cause to be filed, all Returns for IDT for all periods beginning prior to the Closing Date and ending after the Closing Date which are filed after the Closing Date. The preparer of the Return shall permit the Shareholders to review and comment on any such Returns described in the preceding sentence prior to filing and shall make such Returns available to the Shareholders at least 15 days prior to their respective due dates. At such time, Axiom or Acquisition shall also provide to Shareholders an estimate of the amount of the reimbursement discussed in the following sentence. Shareholders shall reimburse Axiom or Acquisition for Taxes of IDT with respect to such periods for which they are liable hereunder, within 15 days after payment by Axiom or Acquisition of such Taxes, to the extent such Taxes are not reflected in the reserve for tax liability shown on the face of the Closing Balance Sheet.

                    (c)  The Shareholders, Axiom and Acquisition
agree to furnish or cause to be furnished to each other, upon request, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance as is reasonably necessary for the filing of any Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes, including providing additional information and explanations of any material provided hereunder. With respect to the books and records referred to in the preceding sentence, each of the Shareholders, Axiom and Acquisition agrees to retain any such books and records within its possession until six (6) months after the expiration of the applicable statute of limitations. After such time, the Shareholders, Axiom or Acquisition, as the case may be, may dispose of such books and records, provided that prior to such disposition, the Shareholders, Axiom or Acquisition, as the case may be, shall provide the other with a reasonable opportunity to take possession of such books and records, at no cost or expense.

          8.5  Agent of IDT and Shareholders.  Michael L. Moore
(the "Shareholders' Agent") shall be the agent and attorney-in-fact for IDT and each of the Shareholders, and any notice delivered pursuant to this Agreement shall be deemed to be given to all such parties when such notice is given to the Shareholders' Agent. The Shareholders' Agent shall be entitled to act for and bind and receive all payments on behalf of all such parties for all purposes of this Agreement, and to enter into amendments and supplements to this Agreement, and to grant waivers, consents and approvals in connection with this Agreement, as the Shareholders' Agent shall deem desirable, and all such parties hereby appoint the Shareholders' Agent as their agent and attorney-in-fact for all such purposes. All other parties to this Agreement shall be entitled to rely upon such appointment for all such purposes. If the Shareholders' Agent becomes unavailable or refuses to continue to serve in such capacity, Frances Penfold shall succeed Michael L. Moore upon written notice thereof to Axiom and Frances Penfold shall thereafter have the same rights and powers.

          8.6 Financial Statements. As soon as available, but in no case later than forty-five (45) days after the Closing Date, the Shareholders shall provide to Axiom financial statements for the periods as to which financial statements are required pursuant to a Form 8-K to be filed by Axiom with the Securities and Exchange Commission (the "SEC") describing the transaction to be consummated pursuant to this Agreement. Such financial statements shall conform with the applicable requirements of Regulation S-X under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall therefore be suitable for inclusion in such Form 8-K (and meet all of the requirements of such form). Such financial statement shall be provided at the expense of the Shareholders, to the extent such expense is not accrued as part of the calculation of Closing Date Book Value; provided, however, that the Shareholders shall not be obligated to pay, in the aggregate, more than Three Thousand Dollars ($3,000) to obtain such financial statements.

          8.7 Publicity. Upon execution of this Agreement, Axiom shall prepare a press release regarding the execution of this Agreement and the transactions contemplated hereby. Prior to issuing such press release to the public, Axiom shall provide to IDT the opportunity to review and comment on such press release.

          8.8 Accounts Receivable of IDT. Subsequent to Closing, Axiom shall use its reasonable best efforts, in the ordinary course of its business, to collect the accounts receivable of IDT and the Subsidiaries as of the Closing Date, and to make reasonable accommodations to the obligors of such accounts receivable in connection therewith.

          8.9 Consents of Third Parties. IDT, the Subsidiaries and the Shareholders shall use their best efforts to obtain any consents, approvals or waivers from third parties, if any, necessary to consummate the transactions contemplated by this Agreement.

          8.10  Assumption of Tax Liability; Filing of
Certificate of Merger. No later than the Closing Date, IDT and Michael L. Moore shall mail to the Secretary of State of California, Office of Legal Review, an Assumption of Tax Liability/Request for Tax Clearance Certificate Supplemental Information Form 3555, duly executed by IDT, along with a related Individual Assumption of Tax Liability and Financial Statement for Individual Assumer duly completed and executed by Michael L. Moore. Each of such documents (collectively, the "Tax Clearance Documents") shall be in form provided at Closing to Axiom. Upon receipt of a tax clearance certificate for IDT from the State of California, the Shareholders, as necessary, will execute, and Axiom shall cause to be filed, the Certificate of Merger with the Secretary of State of California.


                            ARTICLE IX

                         INDEMNIFICATION

          9.1  Statements as Representations.  All
representations contained in this Agreement shall be deemed a representation and warranty as such terms are used in this
Article IX.

          9.2  General Indemnity.

                    (a)  Michael Moore, Frances Penfold and Dale
Spencer shall jointly and severally indemnify and hold harmless Axiom and its Affiliates (the "Buyer Group"), and all other Shareholders shall indemnify and hold harmless Axiom and its Affiliates (but only to the extent of each such other Shareholder's pro rata portion of the Merger Consideration), from, against and in respect of any and all damages, claims, liabilities or expenses, including, without limitation, interest, penalties and reasonable attorneys' fees (collectively, "Damages"), resulting from, incurred in connection with or arising out of or otherwise in respect of (i) the breach of any representation or warranty of IDT or Shareholders for such period of survival as provided in Article VII; (ii) the nonfulfillment of any unwaived covenant or agreement on the part of IDT or Shareholders set forth in this Agreement or in any agreement or certificate executed and delivered by IDT or Shareholders pursuant to this Agreement, (iii) all liabilities for Taxes of IDT, Shareholders or any of their respective Affiliates, including all taxes related to the transactions contemplated hereby and payments to Shareholders of the amount of any refund of Taxes pursuant to Section 4.2, for any period ending on or prior to the Closing Date, including Bulk Sales Tax, if any, and all Taxes for periods that include, and end after, the Closing Date, including Bulk Sales Tax, if any (except to the extent that any such tax liabilities are accrued on the Closing Balance Sheet); provided, however, that the foregoing shall be subject to adjustment in accordance with Schedule 9.2; (iv) any and all liabilities, obligations, or responsibilities of IDT, Shareholders or any of their respective Affiliates with respect to any employee of IDT or a Subsidiary, or any spouse, dependent or family member of any employee of IDT or a Subsidiary, resulting from, relating to or arising out of any action or failure to act which occurred on or prior to the Closing Date, including, without limitation, obligations, liabilities and responsibilities with respect to any (1) discrimination or civil rights claims, wrongful discharge claims, unfair labor practice charges or other charges, claims, complaints or grievances relating to labor relations, employment, employment contracts or contracts for the provision of services, with IDT, any Shareholder or any Affiliate of IDT; (2) claims or actions under federal, state or local WARN Acts for improper notification of a plant closing or mass layoff; (3) accidents, events or other occurrences compensable under any applicable workers' compensation or similar state or federal law, except to the limited extent that such obligations, liabilities or responsibilities are required by applicable law to be assumed by Axiom; and (4) pension plan, severance plan or policy, termination or indemnity payment, salary continuation agreement or practice, special bonuses or any similar costs or obligations (except to the extent that any such liabilities are accrued on the Closing Balance Sheet); (v) all liabilities of IDT (except to the extent that any such liabilities are accrued on the Closing Balance Sheet), incurred on or prior to the Closing Date, including without limitation any liabilities with respect to any Environmental Claim or Environmental Laws and claims of infringement of Intellectual Property rights of others with respect to actions or failures to act prior to the Closing; (vi) any amount by which the amount of uncollected accounts receivable of IDT and the Subsidiaries that are on the Closing Balance Sheet and remain outstanding as of December 31, 1999 exceeds the allowance for such uncollected accounts receivable reflected on the Closing Balance Sheet; provided, that to the extent that, subsequent to payment by the Shareholders to Axiom in respect of the indemnity set forth in this Section 9.2(a)(vi), Axiom collects any accounts receivable with respect to which such payment was made, Axiom shall reimburse the Shareholders for the amount of any such payment, less any costs or fees, including attorneys' fees, incurred by Axiom in the collection of such accounts receivable; (vii) all litigation resulting from, incurred in connection with or arising out of or otherwise in respect of the conduct of the Business on or prior to the Closing; (viii) any and all fees and expenses and other transaction costs, including, without limitation, attorneys' fees, financial advisors' fees or accountants' fees incurred by any Shareholder, IDT or any of their respective Affiliates, in each case in connection with this Agreement or the transactions contemplated by this Agreement (except to the extent that any such tax liabilities are accrued on the Closing Balance Sheet), and (ix) any and all actions, suits, claims, proceedings, investigations, audits, examinations, demands, assessments, fines, judgments, settlements, interest, penalties, costs, remedial actions and other expenses (collectively, "Actions") pertaining to or arising out of any of the foregoing in this
Section 9.2(a). The indemnities set forth in clauses (iii) through (ix) of the preceding sentence shall be referred to as the "Specific Indemnities." IDT and Shareholders hereby acknowledge that the Specific Indemnities are in addition to, and in no way in limitation of, any other obligations of indemnity set forth herein.

                    (b)  The Buyer Group shall be entitled to
indemnification only if the aggregate of all damages, losses, obligations, liabilities, claims, actions, or causes of action arising from or in connection with events specified in Section 9.2(a) of this Agreement exceed Twenty Thousand Dollars ($20,000) (but if the aggregate amount of such damages, losses, obligations, liabilities, claims, actions, or causes of action exceeds Twenty Thousand Dollars ($20,000), the Shareholders shall be liable for such entire amount); provided, however, that the aggregate obligation of the Shareholders in respect of the indemnity agreements contained in Sections 9.2(a)(i), (ii), (iv),
(v), (vi), (vii) and (viii) of this Agreement, shall not exceed the Consideration Amount, except to the extent that IDT or the Shareholders have knowledge of any such matter on the Closing Date, and such matter has not been disclosed in this Agreement or on any schedule hereto.

                    (c)  Axiom shall indemnify and hold harmless
IDT and Shareholders from, against and in respect of any and all Damages resulting from, incurred in connection with or arising out of or otherwise in respect of (i) the breach of any representation or warranty of Axiom for such period of survival as provided in Article VII, (ii) the nonfulfillment of any unwaived covenant or agreement on the part of Axiom set forth in this Agreement or in any agreement or certificate executed and delivered by Axiom pursuant to this Agreement, (iii) any and all fees and expenses, including, without limitation, attorneys' fees, financial advisors' fees, accountants' fees and brokers' or finders' fees incurred by Axiom in connection with this Agreement or the transactions contemplated by this Agreement, (iv) the conduct of the Business by Axiom subsequent to the Closing Date and (v) any and all Actions pertaining to or arising out of any of the foregoing in this Section 9.2(c).

                    (d)  Shareholders shall be entitled to
indemnification only if the aggregate amount of all damages, losses, obligations, liabilities, claims, actions, or causes of action arising from or in connection with events specified in section 9.2(c) of this Agreement exceeds Twenty Thousand Dollars ($20,000) (but if the aggregate amount of such damages, losses, obligations, liabilities, claims, actions, or causes of action exceeds Twenty Thousand Dollars ($20,000), Axiom shall be liable for such entire amount).

          9.3 Interest on Indemnification Obligations. In the case of any payments in respect of the indemnification obligations set forth in Section 9.2, interest shall accrue on the amount of such payment from the date payment is made by the Person seeking indemnification until the same is reimbursed at a rate per annum equal to the prime rate, as quoted from time to time in the Wall Street Journal, plus two percent (2%).

          9.4 Indemnification Procedure. All claims for indemnification by a Person entitled to be indemnified hereunder
(an "Indemnitee") by another Person (an "Indemnitor"), shall be asserted and resolved as follows:

                    (a)  In the event that any claim or demand
for which an Indemnitee may claim indemnity is asserted against or sought to be collected from an Indemnitee by a third party, the Indemnitee shall notify the Indemnitor within fifteen (15) days following the receipt by the Indemnitee of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"); provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article IX unless, and only to the extent that, such failure so to notify results in the loss of substantive rights or defenses.

                    (b)  An Indemnitor shall have thirty (30)
days from the date on which the Claim Notice is duly given (the "Notice Period") to notify an Indemnitee (i) whether or not it disputes the liability of the Indemnitor to the Indemnitee hereunder with respect to such claim or demand and (ii) whether or not the Indemnitor desires, at its sole cost and expense, to defend the Indemnitee against such claim or demand; provided, however, that the Indemnitor shall not be entitled to assume the defense of any proceeding pursuant to Section 9.4(b)(ii) unless it has accepted and assumed in writing the obligation to indemnify the Indemnitee with respect to Damages arising from or relating to such claim or demand. If an Indemnitor does not notify an Indemnitee within the Notice Period that it disputes its liability to the Indemnitee, the Indemnitor shall be liable for the amount of any Damages related thereto.

                    (c)  In the event an Indemnitor notifies an
Indemnitee within the Notice Period that it desires to defend the Indemnitee against such claim or demand from the Indemnitee, then except as hereinafter provided the Indemnitor shall defend, at its sole cost and expense, the Indemnitee by appropriate proceedings, shall use its best efforts to settle or prosecute such proceedings to a final conclusion in such a manner as to avoid any risk of the Indemnitee becoming subject to any injunctive or other equitable order for relief or to liability for any other matter, and shall control the conduct of such defense; provided, however, that the Indemnitor shall not, without the prior written consent of the Indemnitee, consent to the entry of any judgment against the Indemnitee or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnitee of a release, in form and substance reasonably satisfactory to the Indemnitee, from all liability in respect of such claim or litigation. If the defendants in any such claim or demand include both the Indemnitor and the Indemnitee, and the Indemnitee, following consultation with and notice to the Indemnitor, shall have received the opinion of outside counsel, reasonably acceptable to the Indemnitor, stating that there may be legal defenses or rights available to the Indemnitee which are different from, in actual or potential conflict with, or additional to those available to the Indemnitor, the Indemnitee shall have the right to select one law firm to act at the Indemnitor's expense as separate counsel, on behalf of the Indemnitee. In addition, if the Indemnitee desires to participate in, but not control, any other defense or settlement, it may do so at its sole cost and expense. So long as the Indemnitor is defending in good faith any such claim or demand, the Indemnitee shall not settle such claim or demand without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.

                    (d) In the event an Indemnitee should have a claim against an Indemnitor hereunder which does not involve a claim or demand being asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such claim to the Indemnitor; provided, however, that the failure so to notify the Indemnitor will not relieve the Indemnitor from any liability it may have to the Indemnitee under this Article IX unless, and only to the extent that, such failure so to notify results in the loss of substantive rights or defenses. If the Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such claim, the Indemnitor shall be liable for the amount of any Damages related thereto.

          9.5 Remedies Cumulative. The remedies provided in this Article IX are not exclusive and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any party hereto.

          9.6 Reduction of Consideration. Any amount paid to Buyer Group by Shareholders with respect to the above indemnity shall be treated as a reduction of the consideration paid by Axiom and Acquisition hereunder.

                            ARTICLE X

                      DELIVERIES AT CLOSING

          10.1  Deliveries by IDT and Shareholders at Closing.
At Closing, IDT or Shareholders will deliver or cause to be delivered to Axiom the following: (i) all agreements, understandings, assignments, contracts, items and documents referred to in section 12.2(g); (ii) copies of the minutes of the Board of Directors and shareholders of IDT authorizing the execution and performance of this Agreement and all ancillary agreements, certified by IDT's President and Secretary; (iii) executed copies of the Certificate of Merger; (iv) a certificate, dated the Closing Date, executed by Michael L. Moore, Frances Penfold, Dale A. Spencer and an authorized officer of IDT, to the effect that the conditions set forth in Sections 12.2(a) and 12.2(b) hereof have been satisfied; (v) the Employment Contracts, executed by each of the persons listed on Schedule 12.2(k)(1);
(vi) the Escrow Agreement; (vii) the financial statements required by Section 5.7 hereof; (viii) the Tax Clearance Documents and (ix) all such further documents, instruments and agreements which may be reasonably requested by Axiom or its counsel in order to more effectively transfer title to the Assets to Axiom, or to effectuate and carry out any provision of this Agreement.

          10.2 Deliveries by Axiom at Closing. At the Closing, Axiom will deliver or cause to be delivered to IDT and Shareholders the following: (i) the Consideration, minus the Escrow Amount; (ii) a certificate evidencing the Merger Shares;
(iii) executed copies of the Certificate of Merger; (iv) a certificate of the Secretary or Assistant Secretary of Axiom, dated the Closing Date, certifying that all necessary action has been taken to authorize the consummation by Axiom of the transactions contemplated by this Agreement; (v) a certificate, dated the Closing Date, executed by an authorized officer of Axiom, to the effect that the conditions set forth in Sections 12.3(a) and 12.3(b) hereof have been satisfied; (vi) the Employment Contracts, for each of the persons listed on Schedule 12.2(j)(1), executed by an authorized officer of Axiom; and (vii) all such further documents, instruments and agreements which may be reasonably requested by IDT, Shareholders or their counsel in order to effectuate and carry out the provisions of this Agreement.

          10.3  "Nonforeign Certifications".  IDT and
Shareholders (the "Affiants") shall execute and deliver to Axiom and Acquisition, on or prior to the Closing Date, "Nonforeign Certifications" meeting the requirements of Section 1445(b) (2) of the Code and Treasury Regulation $1.1445-2(b) (2) and deliver said Nonforeign Certifications to Axiom and Acquisition at Closing. In the event Affiants do not execute and deliver such "Nonforeign Certifications" or in the event Axiom nor Acquisition is permitted to rely on any such "Nonforeign Certification" and either is required to withhold a portion of the purchase price under Section 1445(a) of the Code, then notwithstanding any other provision hereof, Acquisition Axiom, as appropriate shall deduct and withhold any amounts required to be withheld by such Section or such lesser amount as may be agreed to by the Internal Revenue Service.

          10.4  Liquidation of FISC.  IDT's subsidiary,
Innovative Data Technology International, qualifies as a "FISC" as defined in Section 922 of the Code. Prior to Closing, IDT will cause Innovative Data Technology International to be liquidated into IDT.

                            ARTICLE XI

             CONDUCT OF THE BUSINESS PENDING CLOSING

          Between the date hereof and the Closing hereunder IDT will, and Shareholders will cause IDT to:

                    (a)  Not take or suffer or permit any action
which would render untrue any of the representations or warranties of Shareholders and IDT herein contained, and not omit to take any action, the omission of which would render untrue any such representation or warranty;

                    (b)  Conduct the Business in a good and
diligent manner in the ordinary and usual course;

                    (c)  Not enter into any contract, agreement,
commitment or arrangement relating to the Business with any party that would obligate IDT in an amount greater than, in the aggregate, Fifty Thousand Dollars ($50,000), other than contracts for the sale of merchandise and contracts for the purchase of materials and supplies in the ordinary and usual course of business, and not amend, modify or terminate any Contracts without the prior written consent of Axiom;

                    (d)  Use its best efforts to preserve IDT's
organization intact as it relates to the Business, except as may be required to comply with the terms hereof, to keep available the services of its employees and sales representatives, and to preserve its relationships with customers, suppliers and others with whom it deals;

                    (e) Not reveal, orally or in writing, to any party, other than Axiom and Axiom's authorized agents, any of the business procedures and practices followed by IDT in the conduct of the Business, or any technology used in the processing, evaluation or manufacture of any of the products of the Business;

                    (f) Maintain in full force and effect all of the insurance policies listed on Schedule 5.8 and make no change in any insurance coverage without the prior written consent of Axiom;

                    (g)  Keep the premises occupied by IDT and
all of IDT's equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance in accordance with past practices, normal wear and tear excepted;

                    (h)  Continue to maintain all of IDT's usual
business books and records in accordance with its past practices and not change its method of accounting;

                    (i)  Not issue any capital stock or any
option, warrant or right relating thereto (except for the options to purchase shares of the IDT Common Stock, as referenced in
Section 3.1);

                    (j)  Not waive any right or cancel any claim
relating to the Business other than in the ordinary course of business;

                    (k)  Maintain IDT's corporate existence and
not merge or consolidate with any other entity; and

                    (l) Except as may be required to comply with the terms hereof, comply with all provisions of all Contracts and all applicable laws, rules and regulations.

                           ARTICLE XII

                      CONDITIONS TO CLOSING

          12.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the condition that no preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any Governmental Entity shall be in effect which would prevent the consummation of the transactions contemplated hereby, and no action, suit, claim or proceeding brought by a governmental authority before any domestic court, governmental agency, commission or administrative or regulatory authority shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions;

          12.2 Conditions to Obligations of Axiom. The obligations of Axiom to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, the fulfillment of any of which may be waived by Axiom in its sole discretion:

                    (a)  each of Shareholders and IDT has
performed or complied in all material respects with all obligations and agreements required to be performed or complied with by them hereunder at or prior to the Closing Date;

                    (b)  each of the representations and
warranties of Shareholders and of IDT contained in this Agreement is true and correct in all material respects;

                    (c)  no litigation, governmental action or
other proceedings involving or potentially involving a liability, obligation or loss on the part of IDT aggregating Twenty Thousand Dollars ($20,000) or more, or which by reason of the nature of the relief sought might have a Material Adverse Effect, are threatened in good faith or commenced against either IDT or any Subsidiary with respect to any matter, or against any Person with respect to the consummation of the transactions provided for herein;

                    (d)  no damage in excess of Twenty Thousand
Dollars ($20,000) in the aggregate shall have occurred to the Assets and no Material Adverse Effect shall have occurred with respect to the Business or the Assets;

                    (e)  all documents required to be delivered
by IDT and Shareholders at or prior to Closing have been delivered or tendered;

                    (f)  all agreements, arrangements,
understandings and contracts identified on Schedule 5.13; items of Intellectual Property that require assignment to pass title or license agreements identified on Schedule 5.12(b); and all other agreements, contracts, documents or other instruments that must be assigned to Axiom in order to consummate the transactions contemplated by this Agreement have been assigned to Axiom and are, with respect to Axiom, be legal, valid, binding, enforceable and in full force and effect on identical terms;

                    (g)  the Shareholders and IDT have executed
the Escrow Agreement;

                    (h)  the security interest of Dale A.
Spencer, referenced in Section 5.12(a), will be released at or prior to Closing;

                    (i)  the Options referenced in Section 3.1
have been exercised by the holders thereof in accordance with their terms;

                    (j)  the persons listed on Schedule
12.2(j)(1) have executed employment contracts (collectively, the "Employment Contracts"), in the forms attached as annexes to
Schedule 12.2(j)(1), which forms provide for the grant of options to the person listed on Schedule 12.2(j)(1) in the amounts set forth on Schedule 12.2(j)(2); and

         (k) the Tax Clearance Documents shall have been filed with the California Secretary of State.

          12.3 Conditions to Obligations of Shareholders and IDT. The obligations of Shareholders and IDT to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                    (a)  Axiom has performed or complied in all
material respects with all obligations and agreements required to be performed or complied with by it hereunder at or prior to the Closing Date;

                    (b)  each of the representations and
warranties of Axiom contained in this Agreement is true and correct in all material respects;

                    (c)  Axiom has executed each of the
Employment Contracts;

                    (d)  Axiom has executed the Escrow Agreement;
and

                    (e) all Consideration and documents required to be delivered to Shareholders by Axiom have been delivered or shall be tendered at the time and place of Closing.

                           ARTICLE XIII

                          MISCELLANEOUS

          13.1  Certain Definitions.

          For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

          "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

          "Business Day" means any day of the year on which banking institutions in Trenton, New Jersey, are open to the public for conducting business and are not required or authorized to close.

          "Closing Date" means May 15, 1998 or such other date as may be mutually agreed to in writing by the parties; provided, however, that in no event shall the Closing Date be later than June 1, 1998.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Contract" means any oral or written contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement.

          "Escrow Account" means an account established pursuant to and governed by the Escrow Agreement into which Axiom shall deposit the Escrow Amount.

          "Escrow Agreement" means an Escrow Agreement, in the form attached hereto as Exhibit B, among Axiom, IDT, the Shareholders and an escrow agent reasonably satisfactory to Axiom, IDT and the Shareholders (the "Escrow Agent"). The Escrow Agreement shall be for a term concluding on December 31, 1999 (plus any additional period required to resolve Claims made prior to the end of such period) and shall provide that: (a) the Romania Escrow Shares shall be released in accordance with
Section 4.5 hereof; (b) on the first anniversary of the Closing Date, Escrow Agent shall deliver to the Shareholders fifty percent (50%) of the amount of the then-existing balance of the Escrow Account, if any, for which no Claim is then pending; and
(c) on December 31, 1999, Escrow Agent shall deliver to the Shareholders any remaining balance of the Escrow Account for which a Claim is not then pending.

          "Escrow Amount" means Three Hundred Twenty Thousand
Dollars ($320,000), of which One Hundred Twenty Thousand Dollars
($120,000) shall be designated the "Adjustment Escrow Amount."

          "Escrow Shares" means Three Hundred Seven Thousand Five
Hundred (307,500) Axiom Shares, of which One Hundred Eighty-Seven
Thousand Five Hundred (187,500) shall be designated the "Romania
Escrow Shares."

          "GAAP" means United States generally accepted accounting principles as of the date hereof.

          "Governmental Body" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator
(public or private).

          "Law" means any federal, state, local or foreign law
(including common law), statute, code, ordinance, rule, regulation or other requirement, including, without limitation, any Environmental Law and the Foreign Corrupt Practices Act.

          "Legal Proceeding" means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims or governmental proceedings.

          "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

          "Material Adverse Change" means any material adverse change in the Business, results of operations, prospects or condition (financial or otherwise) of IDT or a Subsidiary.

          "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

          "OSHA" means the Occupational Safety and Health Act of 1970, as amended, and any other Federal, state or local statute, law, ordinance, code, rule or regulation or judicial or administrative order or decree regulating, relating to or imposing liability or standards of conduct concerning employee safety and/or health, as now or at any time hereafter in effect.

          "Patents" means any and all United States or foreign patents owned by IDT, a Subsidiary or any Shareholder.

          "Permits" means any approvals, authorizations, consents, licenses, permits or certificates, including without limitation any Permits required to handle Hazardous Material or otherwise required under any Environmental Law.

          "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

          "Securities Reports" means, collectively, the Annual Report on Form 10-K of Axiom for the fiscal year ended September 30, 1997, as amended, the Quarterly Reports on Form 10-Q of Axiom for the periods ending December 31, 1997 and March 31, 1998, the Proxy Statement of Axiom filed with the SEC on January 27, 1998 and the Registration Statement of Axiom on Form S-1, as amended.

          "Subsidiary" of a Person means any other Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

          13.2 Confidentiality. Each Shareholder agrees to maintain as confidential all non-public information received from Axiom and further agrees not to trade in Axiom's securities on the basis of any such information.

          13.3 Expenses. Except as otherwise provided in this Agreement, the parties shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

          13.4 Termination. This Agreement may be terminated by written agreement of the parties hereto and in such event this Agreement shall have no further force or effect and there shall be no liability to the parties hereto. Any party shall have the right to terminate this Agreement if Closing does not occur before June 1, 1998.

          13.5 Further Assurances. Each of the Shareholders, Axiom and Acquisition agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable, without payment of further consideration, for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

          13.6 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of any representation, warranty, covenant or agreement contained herein, shall be decided by arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules ("C.A.R.") of the American Arbitration Association ("A.A.A.") then obtaining, unless the parties otherwise mutually agree in writing. The dispute shall be decided by a panel of three (3) arbitrators
(each an "Arbitrator" and, collectively, the "Arbitrators") chosen by Axiom and the Shareholders in accordance with the C.A.R. of the A.A.A. The decision and the award of damages rendered by a majority of the Arbitrators shall be final and binding and judgment may be entered upon it in any court having jurisdiction thereof.

                    (a) Timing of Arbitration and Decision. The arbitration shall be held as promptly as practicable after actual receipt of notice that the other party has filed a notice for arbitration with the A.A.A. (the "Arbitration Notice") on such a date, and at such a place and time in Philadelphia, Pennsylvania, convenient to the parties and to the Arbitrators, except that if the parties cannot agree, the Arbitrators shall decide such date promptly and any award of damages shall be made, unless otherwise mutually agreed by the parties in writing, no later than fifteen
(15) days from the date of Closing of the hearings or if oral hearing shave been waived, from the date of transmitting the final statements and proofs to the Arbitrators.

                    (b)  Out-of-Pocket Expenses.  After the
Arbitrators have rendered their decision and made their award, either party may, within seven (7) business days from the date of the Arbitrators' decision, request the same Arbitrators to assess against the other party any or all of the out-of-pocket expenses (including reasonable attorneys', accountants', and other professionals' fees) incurred by it in connection with proving or disproving, as the case may be, the validity of the controversy or claim. All claims for out-of-pocket expenses shall be decided in accordance with the Expedited Procedures of the C.A.R. as then in effect.

                    (c)  Pre-Hearing Discovery.  Axiom and the
Shareholders agree to permit pre-hearing discovery as follows:

                         (i)  Discovery, in the form of document
production, oral deposition and interrogatory concerning the amount and method of calculation of Claims, pursuant to the Federal Rules of Civil Procedure, subject to such limitations and modifications as may be imposed by the Arbitrators in their sole discretion, should commence promptly upon receipt of Arbitration Notice. The parties shall exchange written requests for production of documents within fifteen (15) days after the arbitration Notice and requested documents shall be produced for inspection within fifteen (15) days thereafter. All written documents exchanged in response to written requests for production of documents shall be exchanged as close to simultaneously as is possible and if a document is not being produced, such document shall be listed on a non-produced document list provided to the other party at the time of document production. Each Party shall have the right to object to document requests in accordance with the Federal Rules of Civil Procedure;

                         (ii)  The parties shall exchange lists
of proposed oral deposition witnesses on or before forty-five
(45) days after receipt of the Arbitration Notice. Counsel for the parties will meed promptly thereafter to agree on a schedule of oral depositions to be taken as promptly as practicable. All oral depositions shall be conducted in accordance with the Federal Rules of Civil Procedure. The testimony of oral deposition witnesses shall be given under oath;

                         (iii) The parties will exchange copies
of all exhibits that the Parties propose to use at the arbitration and the curriculum vitae of any expert to testify at the arbitration hearing on or before fifteen (15) days prior to the date scheduled for the arbitration hearing; and

                         (iv)  Each party shall have the right to
petition the Arbitrators for modification of the procedures set forth herein and, in such event, the procedure shall be tolled pending the decision of the Arbitrators.

          13.7 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Seller Documents and the Axiom Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement or specific Seller Document or Axiom Document signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement or specific Seller Document or Axiom Document shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

          13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to principles of conflicts of law.

          13.9 Table of Contents and Headings. The table of contents and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

          13.10 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

          If to Axiom or Acquisition:

                    Axiom Inc.
                    4000 Midlantic Drive
                    Mt. Laurel, NJ  08054
                    Attention:  Andrew P. Maunder
                    Telephone No:  (609) 866-1000
                    Telecopy No:  (609) 866-2439

          with a copy to:

                    Wolf, Block, Schorr and Solis-Cohen LLP
                    Twelfth Floor, Packard Building
                    111 South Fifteenth Street
                    Philadelphia, Pennsylvania  19102
                    Attention:  Jason M. Shargel, Esquire
                    Telephone No:  (215) 977-2216
                    Telecopy No:  (215) 977-2334

          If to IDT or a Shareholder:

                    Innovative Data Technology
                    15092 Avenue of Science
                    San Diego, California  92128
                    Attention:  Michael L. Moore, President
                    Telephone No:  (619) 676-1777
                    Telecopy No:  (619) 676-0575

          with copies to:

                    Lautanen & Stanley
                    4225 Executive Square
                    Suite 525
                    La Jolla, California  92037
                    Attention: W. Alan Lautanen, Esquire
                    Telephone No:  (619) 554-1092
                    Telecopy No:  (619) 554-1093

          and

                    Luce, Forward, Hamilton & Scripps
                    600 W. Broadway, Ste. 2600
                    San Diego, California  92101
                    Attention: Robert G. Copeland
                    Telephone No:  (619) 699-2597
                    Telecopy No:  (619) 236-8311

          13.11  Severability.  If any provision of this
Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

          13.12  Counterparts.    This Agreement may be executed
by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              AXIOM INC.

                              By:/s/ Andrew P. Maunder
                                 ---------------------
                                 Andrew P. Maunder
                                 President

                              AV TECHNOLOGY, INC.

                              By:/s/ Andrew P. Maunder
                                 ---------------------
                                 Andrew P. Maunder
                                 President

                              INNOVATIVE DATA TECHNOLOGY

                              By:/s/ Michael L. Moore
                                 ---------------------
                                 Michael L. Moore
                                 President

                              /s/ Michael L. Moore
                              ---------------------------
                              MICHAEL L. MOORE

                              /s/ Frances Penfold
                              ---------------------------
                              FRANCES PENFOLD

                              /s/ Dale A. Spencer
                              ---------------------------
                              DALE A. SPENCER

                              /s/ John H. Hood, Trustee
                              of Roy W. Hood Trust
                              ---------------------------
                              THE ESTATE OF ROY W. HOOD,
                              by John H. Hood, Executor

                              /s/ Dave V. Hardman
                              ---------------------------
                              DAVE V. HARDMAN

                              /s/ John Lesinski
                              ---------------------------
                              JOHN LESINSKI


                      LIST OF EXHIBITS AND SCHEDULES

                            Exhibits

A        Certificate of Merger
B        Escrow Agreement
C        Unanimous Written Consent of the Shareholders

                            Schedules

3.1      Allocation of Consideration Among Shareholders
5.1      Foreign Qualifications
5.3      Subsidiaries and Joint Ventures
5.4      Conflicts; Consents (IDT)
5.5      Directors; Officers; Bank Accounts
5.6      Stock Ownership; Options
5.7      Financial Statements
5.8      Liabilities
5.9      Actions Since Balance Sheet Date
5.10(d)  Taxable Income or Gain
5.10(f)  Returns
5.11     Leases
5.12(a)  Personal Property
5.12(b)  Intellectual Property
5.13     Material Contracts
5.14     Labor and Employment Matters
5.15     Environmental Matters
5.16     Litigation (IDT)
5.17     Compliance with Laws
5.18     Insurance
5.19     Related Party Transactions
5.20     Year 2000
5.23     Shareholders Representations
6.3      Conflicts; Consents (Axiom)
6.8      Litigation (Axiom)
12.2     Employment of Certain Shareholders by Axiom